Exhibit 99.1

NEWS RELEASE

April 28, 2011

NCR announces strong first-quarter results

•	Operational results ahead of expectations

•	Revenue growth of 6%; orders up 14% compared to prior year period

•

GAAP Diluted EPS from continuing operations of $0.06 compared to a loss of $0.12 in the prior year period; non-GAAP Diluted EPS from continuing operations(1) of $0.27, an increase of 80% from the prior year period

•	NCR repurchased approximately 1.8 million shares in the first quarter

•	NCR raises full year 2011 earnings guidance

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2011. Reported revenue of $1.1 billion increased 6 percent from the first quarter of 2010. First-quarter revenues reflect a favorable impact of 2 percent as a result of foreign currency translation.

NCR reported first-quarter income from continuing operations (attributable to NCR) of $10 million, or $0.06 per diluted share, compared to a loss from continuing operations (attributable to NCR) of $19 million, or $0.12 per diluted share, in the first quarter of 2010. Income from continuing operations in the first quarter of 2011 included $51 million ($35 million or $0.22 per diluted share, after-tax) of pension expense and $3 million ($2 million or $0.01 per diluted share, after-tax) of benefit from final settlement of a litigation matter. Income from continuing operations for the first quarter of 2010 included $56 million ($40 million or $0.25 per diluted share, after-tax) of pension expense and $5 million ($3 million or $0.02 per diluted share, after-tax) of incremental costs related to the relocation of the Company’s global headquarters. Excluding these items, non-GAAP income from continuing operations(1) in the first quarter of 2011 was $0.27 per diluted share compared to $0.15 in the prior year period.

“Our first quarter results reflect good execution by the NCR team and give us incremental confidence to raise guidance for 2011” said Bill Nuti, chairman and chief executive officer of NCR. “Our core industries generated solid order and revenue growth driven by our global market leadership in the financial services segment, strong demand for our retail self-checkout solutions and growth in services. We secured improved results from our emerging industries segment as well, including new deployments and improving performance in entertainment. As we move through 2011, NCR is focused on continued order momentum, driving adoption of innovative new solutions across customer verticals and furthering productivity and efficiency gains to expand margins and increase cash flow.”

First-Quarter 2011 Operating Segment Results(2)

As stated in NCR’s most recent Form 10-K filing with the Securities and Exchange Commission, effective January 1, 2011, NCR changed its segment reporting to a line of business model from a geographic segment model to align with our operational management along lines of business. Prior results have been restated under the line of business model for comparison purposes.

Financial Services

NCR’s Financial Services segment generated first-quarter revenue of $592 million, an increase of 3 percent from the first quarter of 2010. Growth was evident across most geographies, including the Brazil/India/China/Middle East/Africa (BICMEA) region as well as in the Caribbean and Latin America (CLA) region. The first-quarter year-over-year revenue comparison included 3 percentage points of benefit from foreign currency translation.

Retail & Hospitality

The Retail & Hospitality segment reported revenue of $376 million, up 5 percent from the first quarter of 2010. Revenue growth was driven by continued customer adoption of self-checkout solutions as well as assisted point-of-sale rollouts. The first quarter year-over-year revenue comparison included 2 percentage points of benefit from foreign currency translation.

Entertainment

Entertainment revenue of $37 million increased 106 percent from the $18 million recorded in the first quarter of 2010. On a sequential basis, revenues grew 16 percent from the fourth quarter as a result of improved same store sales growth, new entertainment kiosk deployments and the Company’s strategy to redeploy selected kiosks to better performing locations.

Emerging Industries

Emerging Industries revenue of $90 million grew 13 percent versus the prior year period as a result of strong performance in services in our Telecom & Technology and Travel & Gaming customers. The first-quarter year-over-year revenue comparison included 3 percentage points of benefit from foreign currency translation.

First-Quarter 2011 Business Highlights

In the first quarter of 2011, NCR further advanced the deployment and introduction of self-service solutions across its core and emerging industries. The following are NCR’s first quarter business highlights:

In the financial services segment, NCR has now installed more intelligent deposit ATMs than any other manufacturer in key global regions, including Europe, MEA and North America according to a report from Retail Banking Research (RBR).

Bellwether Community Credit Union, a financial institution serving more than 26,000 members throughout New Hampshire, has deployed NCR APTRA™ Mobile Banking to offer greater convenience to its members. Bellwether already uses our NCR APTRA™ Online Banking solution and will now provide its members with access to all three self-service banking channels - mobile, online and ATM.

NCR also unveiled the NCR SelfServ 16, a new, compact ATM with the power and reliability of a larger machine. This new ATM is optimally designed for supermarkets, office complexes, convenience stores or other non-bank branch locations. NCR worked closely with Cardtronics - the world’s largest ATM owner/operator - to help shape the design and functionality of the NCR SelfServ 16 as a superior off-premise ATM solution. Cardtronics has already purchased a number of NCR SelfServ 16 ATMs for deployment in various locations throughout the world.

NCR and McAfee began offering Solidcore Suite for APTRA™ for use with the McAfee ePolicy Orchestrator® platform, which protects and simplifies security through end-to-end network visibility and automated delivery of security responses. As part of the agreement, NCR and McAfee have developed a new version of Solidcore Suite for APTRA™ that runs seamlessly with McAfee ePO software. NCR will sell Solidcore Suite for APTRA™ to its financial services customers currently running McAfee ePolicy Orchestrator software for security management, and will also introduce Solidcore Suite and McAfee ePolicy Orchestrator software to new customers.

Veteran’s Canteen Service (VCS), the retail and hospitality network serving the Department of Veterans Affairs, is deploying a new point-of-sale (POS) solution from NCR in 180 VA hospitals across the United States and Puerto Rico. The solution includes approximately 1,100 NCR RealPOS™ 70XRT POS terminals, the NCR GenPos software, as well as project management, software development, testing, integration, deployment, on-site training and technical support.

In the Entertainment business, NCR is installing its BLOCKBUSTER Express®-branded movie kiosks in 309 Racetrac convenience stores located in five states throughout the Southeast. NCR has already installed nearly 200 of the kiosks with the remaining kiosks expected to be installed by June 2011.

In the Travel & Gaming business, a major travel company selected NCR to provide a new self-service kiosk ticketing solution that will allow passengers to buy tickets at the kiosks or pick-up tickets that were purchased online. NCR will also provide support services for the kiosks. Initially, 150 kiosks will be deployed at major stations in the Northeast and additional kiosks will be deployed later at stations throughout the U.S.

NCR continued to expand its global services business. NCR was selected to provide help desk, customer support, and other managed services for the Spanish-speaking customers of Philips S.A. throughout Latin America. NCR will provide technical support and customer care services for all Phillips S.A. consumer products, assist with inbound marketing support for promotions and deliver other specialized call center functions all through its facility in Buenos Aires.

Easynet and NCR formed a global managed hardware services partnership through which NCR Telecom & Technology will provide hardware procurement, on-site hardware installation and maintenance support services to Easynet’s networking customers. The partnership will help deliver faster roll-out times and higher levels of availability to Easynet customers in over 190 countries worldwide. NCR will focus on countries not currently covered by Easynet’s field service teams.

First-Quarter 2011 Financial Highlights

Income from operations was $6 million in the first quarter of 2011, which included $51 million of pension expense. This compares to $18 million of loss from operations in the first quarter of 2010, which included $56 million of pension expense and $5 million of incremental costs related to the headquarters relocation. Excluding these items, non-GAAP income from operations (2) was $57 million in the first quarter of 2011 compared to $43 million in the first quarter of 2010.

NCR generated $44 million of cash from operating activities during the first quarter of 2011 compared to $22 million in the year-ago period. Cash from operating activities in the first quarter of 2011 was positively impacted by a slight improvement in working capital period over period. Net capital expenditures of $39 million in the first quarter of 2011 decreased from the $51 million in capital expenditures in the year-ago period, primarily as a result of reduced capital expenditures in the Entertainment business. Discontinued operations yielded $1 million of cash outflow in the first quarter 2011 compared to $8 million of cash outflow in the first quarter of 2010. NCR generated free cash flow (cash from operations and discontinued operations, less capital expenditures and additions to capitalized software)(3) of $4 million in the first quarter of 2011, compared to free cash used of $37 million in the first quarter of 2010.

NCR contributed approximately $20 million to its international and executive pension plans in the first quarter of 2011 compared to $17 million in the first quarter of 2010. The company expects to contribute approximately $125 million in 2011. The net funded status of the company’s global pension plans was approximately $(997) million as of December 31, 2010, an improvement of $51 million from the previous year end.

Other income, net was $6 million in the first quarter of 2011 compared to $1 million in the prior year period. Other income in the first quarter of 2011 included a $3 million benefit from a litigation matter settled during the quarter and $2 million from the sale of certain patents.

Income tax expense was $1 million in the first quarter of 2011 compared to a benefit of $1 million in the first quarter of 2010. NCR expects its full year 2011 effective income tax rate to be approximately 27%.

NCR repurchased approximately 1.8 million shares of its common stock for approximately $35 million during the first quarter.

NCR ended the first quarter of 2011 with $480 million in cash and cash equivalents compared to the $496 million balance as of December 31, 2010. As of March 31, 2011, NCR had a debt balance of $11 million.

2011 Outlook

As previously disclosed, NCR expects full-year 2011 revenues to increase in the range of 5 to 7 percent on a constant currency basis compared with 2010. Including the continuing investment in the entertainment portfolio, the company now expects its full-year 2011

Income from Operations (GAAP) to be $170 million to $185 million, non-GAAP non-pension operating income (NPOI)(2) to be in the range of $380 to $395 million, GAAP diluted earnings per share to be $0.77 to $0.84 and non-GAAP diluted earnings per share excluding pension expense and special items(1) to be in the range of $1.70 to $1.77 per diluted share. The 2011 non-GAAP EPS guidance excludes estimated pension expense of $210 million (approximately $151 million after-tax) compared with actual pension expense of $208 million ($149 million after-tax) in 2010. NCR expects its full year 2011 effective income tax rate to be approximately 27 percent.

The company expects second quarter 2011 non-pension operating income (NPOI)(2) to be in the range of $95 million to $100 million, compared to $88 million in the second quarter of 2010. The company expects its second quarter 2011 effective tax rate to be in the range of 30% to 35%.

	Current 2011 Guidance	Prior 2011 Guidance	2010 Actual

Year-over-year revenue (constant currency)	5% - 7%	5% - 7%	3%

Income from Operations (GAAP)	$170 - $185 million	$160 - $180 million	$99 million

Non-pension operating income(2)	$380 - $395 million	$370 - $390 million	$333 million

Diluted earnings per share (GAAP)	$0.77 - $0.84	$0.71 - $0.81	$0.69

Diluted earnings per share excluding pension expense and special items (non-GAAP)(1)	$1.70 - $1.77	$1.65 - $1.75	$1.53

2011 First Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2011 first-quarter results and guidance for full-year 2011. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Cameron Smith

NCR Corporation

770.623.7998

cameron.smith@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings (Loss) Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q1 2011 Actual	Q1 2010 Actual	Current 2011 Guidance	Prior 2011 Guidance	FY 2010 Actual
Diluted Earnings (Loss) Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.06	($0.12)	$0.77-$0.84	$0.71-$0.81	$0.69

Pension Expense	(0.22)	(0.25)	(0.94)	(0.94)	(0.93)
Global headquarters relocation	—	(0.02)	—	—	(0.07)
Legal settlements and charges	0.01	—	0.01	—	(0.03)
Investment impairment charge	—	—	—	—	(0.05)
Japanese subsidiary valuation reserve	—	—	—	—	0.24

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (1)	$0.27	$0.15	$1.70-$1.77	$1.65-$1.75	$1.53

Reconciliation of Income (Loss) from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q1 2011 Actual	Q1 2010 Actual	Current 2011 Guidance	Prior 2011 Guidance	FY 2010 Actual
Income (Loss) from Operations (GAAP)	$6	($18)	$170-$185	$160-$180	$99

Pension expense	$51	$56	$210	$210	$208
Global headquarters relocation	—	$5	—	—	$18
Legal charges	—	—	—	—	$8

Non-pension Operating Income (non-GAAP) (2)	$57	$43	$380-$395	$370-$390	$333

Free Cash Flow (Used)

	For the Periods Ended March 31
	(in millions)

	Three Months
	2011	2010
Net cash provided by operating activities (GAAP)	$44	$22
Less capital expenditures for:
Property, plant and equipment, net of grant reimbursements	(25)	(38)
Capitalized software	(14)	(13)

Total capital expenditures, net	(39)	(51)
Net cash used in discontinued operations	(1)	(8)

Free cash flow (used) (non-GAAP)(3)	$4	($37)

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR’s financial results. NCR’s management evaluates the company’s results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in Schedule B and non-GAAP income from operations (non-pension operating income) and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, NCR’s management uses non-pension operating expense and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)

Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software.

NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors - This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, and future economic performance, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, which could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; access to DVD inventory and the conversion to, and market adoption of, alternative methods of entertainment content delivery; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; the success of our pension strategy; compliance with requirements relating to data privacy and protection; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended March 31
	Three Months
	2011	2010
Revenue

Products	$494	$468
Services	601	561

Total revenue	1,095	1,029

Cost of products	404	383
Cost of services	481	455

Total gross margin	210	191
% of Revenue	19.2%	18.6%

Selling, general and administrative expenses	164	170
Research and development expenses	40	39

Income (loss) from operations	6	(18)
% of Revenue	0.5%	(1.7%)

Interest expense	—	(1)
Other income, net	6	1

Total other income, net	6	—

Income (loss) before income taxes and discontinued operations	12	(18)
% of Revenue	1.1%	(1.7%)

Income tax expense (benefit)	1	(1)

Income (loss) from continuing operations	11	(17)
Income from discontinued operations, net of tax	3	—

Net income (loss)	14	(17)

Net income attributable to noncontrolling interests	1	2

Net income (loss) attributable to NCR	$13	$(19)

Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$10	$(19)
Income from discontinued operations, net of tax	3	—

Net income (loss)	$13	$(19)

Net income (loss) per share attributable to NCR common stockholders:

Net income (loss) per common share from continuing operations

Basic	$0.06	$(0.12)

Diluted	$0.06	$(0.12)

Net income (loss) per common share

Basic	$0.08	$(0.12)

Diluted	$0.08	$(0.12)

Weighted average common shares outstanding
Basic	159.2	159.9
Diluted	161.7	*159.9

*	Due to the net loss from continuing operations, potential common shares that would cause dilution, such as stock options and restricted stock, have been excluded from the diluted share count because their effect would have been anti-dilutive. For the three months ended March 31, 2010 , fully diluted shares would have been 161.1 million.

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2011	2010	% Change
Revenue by segment
Financial Services	$592	$573	3%
Retail and Hospitality	376	358	5%
Entertainment	37	18	106%
Emerging Industries	90	80	13%

Total revenue	$1,095	$1,029	6%

Operating income by segment
Financial Services	$47	$33
% of Revenue	7.9%	5.8%
Retail and Hospitality	11	5
% of Revenue	2.9%	1.4%
Entertainment	(15)	(12)
% of Revenue	(40.5%)	(66.7%)
Emerging Industries	14	17
% of Revenue	15.6%	21.3%

Subtotal-segment operating income	$57	$43

% of Revenue	5.2%	4.2%

Pension expense	51	56
Other adjustments (1)	—	5

Total income (loss) from operations	$6	$(18)

(1)	Other adjustments include $5 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters for the three months ended March 31, 2010.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	March 31 2011	December 31 2010
Assets

Current assets
Cash and cash equivalents	$480	$496
Accounts receivable, net	946	928
Inventories, net	793	741
Other current assets	349	313

Total current assets	2,568	2,478

Property, plant and equipment, net	434	429
Goodwill	116	115
Prepaid pension cost	314	286
Deferred income taxes	624	630
Other assets	416	423

Total assets	$4,472	$4,361

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$1	$1
Accounts payable	540	499
Payroll and benefits liabilities	150	175
Deferred service revenue and customer deposits	424	362
Other current liabilities	389	379

Total current liabilities	1,504	1,416

Long-term debt	10	10
Pension and indemnity plan liabilities	1,278	1,259
Postretirement and postemployment benefits liabilities	312	309
Income tax accruals	138	165
Environmental liabilities	237	244
Other liabilities	43	42

Total liabilities	3,522	3,445

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at March 31, 2011, and December 31, 2010, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 158.5, and 159.7 shares issued and outstanding at March 31, 2011, and December 31, 2010, respectively	2	2
Paid-in capital	261	281
Retained earnings	1,948	1,935
Accumulated other comprehensive loss	(1,296)	(1,335)

Total NCR stockholders’ equity	915	883
Noncontrolling interests in subsidiaries	35	33

Total stockholders’ equity	950	916

Total liabilities and stockholders’ equity	$4,472	$4,361

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2011	2010
Operating activities
Net income (loss)	$14	$(17)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	(3)	—
Depreciation and amortization	37	32
Stock-based compensation expense	7	2
Excess tax benefit from stock-based compensation	(1)	—
Deferred income taxes	(5)	10
Gain on sale of property, plant, and equipment	(2)	—
Changes in assets and liabilities:
Receivables	(18)	12
Inventories	(52)	(34)
Current payables and accrued expenses	14	(36)
Deferred service revenue and customer deposits	62	47
Employee severance and pension	33	37
Other assets and liabilities	(42)	(31)

Net cash provided by operating activities	44	22

Investing activities
Grant reimbursements from capital expenditures	—	1
Expenditures for property, plant and equipment	(25)	(39)
Proceeds from sales of property, plant and equipment	2	—
Additions to capitalized software	(14)	(13)

Net cash used in investing activities	(37)	(51)

Financing activities
Purchase of Company common stock	(35)	—
Excess tax benefit from stock-based compensation	1	—
Repayment of senior unsecured notes	—	(4)
Proceeds from employee stock plans	6	2

Net cash used in financing activities	(28)	(2)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	(1)	(8)

Effect of exchange rate changes on cash and cash equivalents	6	(4)

Decrease in cash and cash equivalents	(16)	(43)
Cash and cash equivalents at beginning of period	496	451

Cash and cash equivalents at end of period	$480	$408

Schedule E

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	2010
	Q1	Q2	Q3	Q4	Total
Revenue by segment
Financial Services	$573	$633	$655	$785	$2,646
Retail and Hospitality	358	438	430	479	1,705
Entertainment	18	23	29	32	102
Emerging Industries	80	83	93	110	366

Total revenue	$1,029	$1,177	$1,207	$1,406	$4,819

Operating income by segment
Financial Services	$33	$75	$63	$79	$250
% of Revenue	5.8%	11.8%	9.6%	10.1%	9.4%
Retail and Hospitality	5	15	25	34	79
% of Revenue	1.4%	3.4%	5.8%	7.1%	4.6%
Entertainment	(12)	(10)	(13)	(15)	(50)
% of Revenue	(66.7%)	(43.5%)	(44.8%)	(46.9%)	(49.0%)
Emerging Industries	17	8	15	14	54
% of Revenue	21.3%	9.6%	16.1%	12.7%	14.8%

Subtotal - segment operating income	$43	$88	$90	$112	$333

% of Revenue	4.2%	7.5%	7.5%	8.0%	6.9%

Pension expense	56	50	50	52	208
Other adjustments (1)	5	7	6	8	26

Total (loss) income from operations	$(18)	$31	$34	$52	$99

(1)	Other adjustments in 2010 include $8 million litigation charge and $18 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters.

Schedule F

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	2009
	Q1	Q2	Q3	Q4	Total
Revenue by segment
Financial Services	$585	$606	$633	$792	$2,616
Retail and Hospitality	338	425	405	442	1,610
Entertainment	3	7	8	9	27
Emerging Industries	82	86	89	102	359

Total revenue	$1,008	$1,124	$1,135	$1,345	$4,612

Operating income by segment
Financial Services	$44	$63	$60	$84	$251
% of Revenue	7.5%	10.4%	9.5%	10.6%	9.6%
Retail and Hospitality	(15)	10	10	9	14
% of Revenue	(4.4%)	2.4%	2.5%	2.0%	0.9%
Entertainment	(4)	(7)	(9)	(13)	(33)
% of Revenue	(133.3%)	(100.0%)	(112.5%)	(144.4%)	(122.2%)
Emerging Industries	3	12	9	28	52
% of Revenue	3.7%	14.0%	10.1%	27.5%	14.5%

Subtotal - segment operating income	$28	$78	$70	$108	$284

% of Revenue	2.8%	6.9%	6.2%	8.0%	6.2%

Pension expense	38	39	41	41	159
Other adjustments (1)	—	—	—	28	28

Total (loss) income from operations	$(10)	$39	$29	$39	$97

(1)	Other adjustments in 2009 include a $22 million charge for the write-off of inventory and the accrual of purchase commitments related to an equity investment, as well as $6 million for incremental costs directly related to the relocation of the Company’s worldwide headquarters.